EXHIBIT 5.1

OPINION OF COUNSEL

[Adams and Reese LLP Letterhead]

January 27, 2006

Board of Directors

Blast Energy Services, Inc.

14550 Torrey Chase Blvd., Suite 330

Houston, Texas 77014

RE:	Form SB-2 Registration Statement, as amended, of Blast Energy Services, Inc., formerly Verdisys, Inc.

Ladies and Gentlemen:

We have acted as special counsel for Blast Energy Services, Inc., a California corporation, formerly known as Verdisys, Inc. (the “Company”), in connection with the referenced Registration Statement on Amendment No. 2 to Form SB-2 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 5,238,271 shares of the Company’s common stock, no par value (“Common Stock”) that may be sold by the Selling Stockholders listed in such Registration Statement. We have been requested by you to furnish this Opinion Letter to be included as Exhibit 5 to the Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have assumed after due inquiry the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the currently outstanding shares of Common Stock covered by the Registration Statement have been duly authorized by all requisite action on the part of the Company and are fully paid, non-assessable and legally issued, and (ii) the shares of Common Stock initially issuable upon the exercise of the warrants and options by the Selling Stockholders covered by the Registration Statement have been duly authorized and reserved for issuance, and upon exercise of such warrants or options and the payment of the exercise price in accordance with the terms of the warrants or options, as applicable, such shares of Common Stock will be validly issued, fully paid, non-assessable, and legally issued by the Company.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. By giving such consent we do not thereby admit we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely, ADAMS AND REESE LLP

/s/ ADAMS AND REESE LLP